EXHIBIT INDEX

EXHIBIT A: Attachment to item 77B:
Accountant's report on internal control.

EXHIBIT B: Attachment to item 77D:
Policies with respect to security investments

EXHIBIT C: Attachment to item 77I:
Terms of new or amended securities

EXHIBIT D: Attachment to item 77Q1:
Exhibits

EXHIBIT E: Attachment to item 77Q3:
NSAR certification - filed as:  EX-99.77Q3 CERT
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
EXHIBIT A
SUB-ITEM 77B - Accountant's report on internal control

            REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The RBB Fund, Inc.

In planning and performing our audit of the financial statements and financial highlights of The RBB Fund, Inc. (the "Fund") for the year ended August 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the
expected benefits and related costs of controls.   Generally,
controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including control over safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2002.

This report is intended solely for the information and use of management, the Board of Directors of The RBB Fund, Inc., and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP
October 16, 2002


EXHIBIT B
SUB-ITEM 77D: Policies with respect to security investments

The investment policies of the Numeric Emerging Growth Fund (formerly the Numeric Micro Cap Fund), Numeric Growth Fund, Numeric Mid Cap Fund, Numeric Small Cap Value Fund and the Institutional and Investor Classes of the Bogle Small Cap Growth have been revised. The revised policies, as they appear below, were approved during a regular meeting of the Registrant's Board of Directors on July 25, 2002.

Numeric Emerging Growth Fund (formerly the Numeric Micro Cap
Fund)

Revised Policy: Under normal circumstances, the Fund invests in common stock of companies with micro and small sized capitalizations, similar to companies represented in the Russell 2000 Growth Index, and higher than average forecast earnings growth rates. Numeric determines its stock selection decisions for this Fund primarily on the basis of its Growth Stock and Quality of Earnings Models. Considered, but of less importance, is the Fair Value Stock Model.

Numeric Growth Fund

Revised Policy: Under normal circumstances, the Fund invests in common stock of companies with small and mid-sized capitalizations, similar to companies represented in the Russell 2500 Growth Index, and higher than average forecast earnings growth rates. Numeric determines its stock selection decisions for this Fund primarily on the basis of its Growth Stock and Quality of Earnings Models. Considered, but of less importance, is the Fair Value Stock Model.

Numeric Mid Cap Fund

Revised Policy: Under normal circumstances, the Fund invests at least 80% of net assets (including borrowings for investment purposes) in common stock of companies with mid-sized capitalizations which the Fund defines as the 151st to the 1,000th largest companies (excluding American Depositary Receipts) as ranked by market capitalization. The Fund will notify shareholders sixty days in advance of any change in this policy. Numeric determines its stock selection decisions for this Fund based on its Growth Stock, Fair Value Stock and Quality of Earnings Models.

Numeric Small Cap Value Fund

Revised Policy: Under normal circumstances, the Fund invests at least 80% of its net assets (including borrowings for investment purposes) in value-oriented common stock of companies with market capitalizations of $2.0 billion or less. The Fund will notify shareholders sixty days in advance of any change in this policy. Numeric determines its stock selection decisions for this Fund primarily on the basis of its Fair Value Stock and Quality of Earnings Models. Also considered, but of less importance, is the Growth Stock Model.

The revisions to the investment policies of the Numeric Emerging Growth Fund (formerly the Numeric Micro Cap Fund), Numeric Growth Fund, Numeric Mid Cap Fund and Numeric Small Cap Value Fund (the "Numeric Funds') are incorporated herein by reference to the supplement dated July 30, 2002 to the Registrant's prospectus for the Numeric Funds dated December 18, 2001 as filed with the Commission on July 30, 2002 (Accession 0000927016-02-003794).

Bogle Small Cap Growth
(Institutional and Investor Class)

Revised Policy: The Fund will seek to achieve its objective by investing under normal circumstances, at the time of purchase, at least 80% of the net assets of the portfolio (including borrowings for investment purposes) in the stocks of U.S. companies with market capitalizations under $2.0 billion ("small cap stocks") that Bogle Investment Management (the "Adviser") believes are likely to appreciate more than the Russell 2000 Index as defined below. Shareholders will be notified by the Fund sixty days in advance of any change in this policy. The fund will primarily invest in securities principally traded in the U.S. markets. In seeking this objective, the Fund attempts to achieve a total return greater than the total return of the Russell 2000 Index.

The revisions to the investment policies of the Institutional and Investor Classes of the Bogle Small Cap Growth Fund (the "Bogle Fund") are incorporated herein by reference to the supplement dated July 29, 2002 to the Registrant's prospectus for the Bogle Fund dated December 18, 2001 as filed with the Commission on July 29, 2002 (Accession 0000935069-02-000751).

EXHIBIT C:
SUB-ITEM 77I: Terms of new or amended securities.

The response to sub-item 77I(b) with respect to Classes VV and WW, which constitute the Boston Partners All-Cap Value Fund, is incorporated herein by reference to Registrant's Post- Effective Amendment No. 79 filed with the Commission on May 15, 2002 (Accession No. 0000935069-02-000486).

The response to sub-item 77I(b) with respect to Class PPP, which constitute the Schneider Value Fund, is incorporated herein by reference to Registrant's Post- Effective Amendment No. 80 filed with the Commission on May 16, 2002 (Accession No. 0000935069-02-000489).


EXHIBIT D:
SUB-ITEM 77Q1: Exhibits.

Articles of Amendment to the Charter are incorporated herein by reference to Exhibit (a)(33) in Registrant's Post- Effective
Amendment No. 77 filed with the Commission on May 15, 2002
(Accession 0000935069-02-000486).

Articles Supplementary to the Charter are incorporated herein by reference to Exhibit (a)(32) in Registrant's Post- Effective
Amendment No. 77 filed with the Commission on May 15, 2002
(Accession 0000935069-02-000486).

For a description of the changes in policies with respect to security investments for the Numeric Emerging Growth Fund (formerly the Numeric Micro Cap Fund), Numeric Growth Fund, Numeric Mid Cap Fund, Numeric Small Cap Value Fund and Bogle Small Cap Growth Fund, see Sub-Item 77D.

Articles Supplementary to the Charter are incorporated herein by reference to Exhibit (a)(34) in Registrant's Post- Effective
Amendment No. 78 filed with the Commission on May 16, 2002
(Accession 0000935069-02-000489).

Investment Advisory Agreement between Registrant and Boston
Partners, L.P. for the Boston Partners All-Cap Value Fund is filed herewith.

Investment Advisory Agreement between Registrant and Schneider
Capital Management Company for the Schneider Value Fund is filed herewith.

EXHIBIT E:
SUB-ITEM 77Q3:
See exhibit EX-99.77Q3 CERT